Exhibit 99.1

CONSENT OF AMBASSADOR FINANCIAL GROUP, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Mercersburg Financial Corporation as Annex C to the proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Orrstown Financial Services, Inc. with the Securities and Exchange Commission relating to the proposed merger of Mercersburg Financial Corporation with and into Orrstown Financial Services, Inc., pursuant to the Agreement and Plan of Merger dated May 31, 2018, by and among Orrstown Financial Services, Inc. and Mercersburg Financial Corporation, and to the references to our firm and such opinion letter contained in the proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Ambassador Financial Group, Inc.

Ambassador Financial Group, Inc.

Allentown, Pennsylvania

July 9, 2018